Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of TerraForm Global, Inc. on Form S-8 of our report dated May 6, 2015, related to the combined financial statements of Renova Energy Projects I as of December 31, 2014 and 2013 and January 1, 2013 and for the years ended December 31, 2014 and 2013 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) the combined, carve-out basis of presentation of the financial statements and (2) assumptions underlying depreciation rates used for property, plant and equipment) appearing in the Registration Statement No. 333-203934 on Form S-1 of TerraForm Global, Inc.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Auditores Independentes

Salvador – BA, Brazil

August 18, 2015